Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2013

SAN DIEGO, Calif., August 7, 2013 – Verenium Corporation (Nasdaq: VRNM), a leading industrial biotechnology company focused on the development and commercialization of high-performance enzymes, today reported operating highlights and financial results for the second quarter and six months ended June 30, 2013.

Operating Highlights

Since the beginning of 2013, the Company has made important progress on both operational and financial fronts. Recent accomplishments include:

Animal Health and Nutrition

•

Introduced next-generation phytase enzyme product, CIBENZA® PHYTAVERSE™, with partner Novus, International, Inc. (Novus). Novus and Verenium expect to launch this product in certain geographic regions in 2013.

•	Selected the first lead enzyme candidate for a suite of non-starch polysaccharide (NSP) enzymes, also with partner Novus.

Grain Processing

•	Launched Deltazym® APS protease for use in corn ethanol operations to reduce cost and chemical usage.

•	Continued to demonstrate the operational and economic advantages of Fuelzyme® alpha-amylase in several new field trials.

Oilfield Services

•	Launched Pyrolase® HT, a next-generation cellulase enzyme for use in hydraulic fracturing.

•	Reestablished commercial sales to a Pyrolase® cellulase customer in China.

Expansion Pipeline

•

Entered into a short term, preliminary research collaboration with Colgate-Palmolive Company to research an innovative enzyme-based manufacturing process to potentially replace traditional chemical processes that are standard in the manufacturing of certain consumer products.

Financial Results

Revenues

Revenues for the periods ended June 30, 2013 and 2012 were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Animal health and nutrition	$8,061	$9,256	$15,987	$16,672
Grain processing	2,880	2,256	5,046	5,841
Oilseed processing	—	—	—	579
All other products	90	730	214	871

Total product	11,031	12,242	21,247	23,963
Contract manufacturing	2,512	2,486	4,730	2,486
Collaborative and license	1,844	969	3,196	6,477

Total revenue	$15,387	$15,697	$29,173	$32,926

Total revenues for the six months ended June 30, 2013 decreased 11% to $29.2 million from $32.9 million in the prior year, due in large part to license revenue recorded in 2012 from DSM and Novus. Combined product and contract manufacturing revenue for the six months ended June 30, 2013 decreased 2% to $26.0 million from $26.4 million in the prior year.

Product revenue for the six months ended June 30, 2013 decreased 11% to $21.2 million from $24.0 million in the prior year, primarily attributed to a decline in Phyzyme® XP phytase manufacturing revenue due to an increase in manufacturing volumes by DuPont, the Company’s marketing and distribution partner for Phyzyme® XP phytase. Revenue associated with product manufactured at DuPont sites is recognized on a net basis equal to the royalty on operating profits received from DuPont, and excludes gross manufacturing revenue.

In addition, grain processing revenue declined during the first quarter of 2013 and was offset in part by an increase in grain processing revenue during the second quarter of 2013, indicative of improvements in corn ethanol market conditions and increased customer adoption of the Company’s Fuelzyme® alpha-amylase enzyme.

The Company also reported lower revenue from its grain processing and oilseed processing product lines as a result of the sale of its Veretase® alpha-amylase and Purifine® PLC enzymes to DSM in March 2012. In conjunction with the sale to DSM, the Company entered into a supply agreement to continue to produce and sell Purifine® PLC and Veretase® alpha-amylase products to DSM at lower sales prices than prior periods when sold directly to end customers. Revenue from the DSM supply agreement is reported as contract manufacturing revenue.

Gross Profit and Gross Margin

Product and contract manufacturing gross profit for the six months ended June 30, 2013 increased to $9.6 million from $9.2 million for the same period in 2012. Gross margin increased to 37% for the six months ended June 30, 2013, as compared to 35% for the same period in 2012, attributed primarily to improved manufacturing yields.

Operating Expenses

Excluding cost of product and contract manufacturing revenues, total operating expenses for the six months ended June 30, 2013 increased to $20.3 million from $17.2 in the prior year. This increase is primarily due to increased research and development costs reflecting continued investment in pipeline products, including the launch of two new products during the first half of 2013, and the expected launch of one more product by the end of the year.

Income (Loss) from Operations

Loss from operations for the six months ended June 30, 2013 was $7.5 million compared to income from operations of $29.7 million for the prior year, on a GAAP accounting basis, including the impact of the $31.3 million gain on sale of the oilseed processing business to DSM in 2012.

Adjusted EBITDA

As detailed in the attached financial tables, the operating results for the first half of the current and prior year were impacted by significant non-recurring and non-cash items. The Company believes that reporting Adjusted EBITDA on a non-GAAP basis, which excludes the impact of these items, provides a more consistent measure of operating results. It should not be considered, however, in isolation or as a substitute for, or superior to, the financial information presented in the Company’s consolidated financial statements. Further, the Adjusted EBITDA measure shown for the Company may not be comparable to similarly titled measures used by other companies.

The Company reported Adjusted EBITDA loss of $5.1 million for the six months ended June 30, 2013 compared to $0.5 million for the same period in 2012. The change in Adjusted EBITDA is primarily attributed to license revenue recorded in 2012 from DSM and Novus International, and increased research and development expenses.

Balance Sheet

The Company ended the quarter with $21.7 million in cash and cash equivalents and $2.5 million in total restricted cash.

“In 2013, we’ve gained substantial traction with prospective customers for our grain processing products and expanded our presence in our core markets with the introduction of three new products,” said James Levine, President & Chief Executive Officer at Verenium. “Looking

forward we are excited to launch our new phytase enzyme product, CIBENZA® PHYTAVERSE™, with partner Novus later this year.”

About Verenium

Verenium, an industrial biotechnology company, is a global leader in developing high-performance enzymes. Verenium’s tailored enzymes are environmentally friendly, making products and processes greener and more cost-effective for industries, including the global food and fuel markets. Read more at www.verenium.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s technology, products and product candidates (including, in each case, their value, potential for revenue growth and expected near-term and longer term revenue)and product pipeline (including the timing for commercial launch of any product candidates), lines of business, operations (including Verenium’s ability to successfully negotiate and enter into future collaborations and partnerships), capabilities, commercialization activities, customer adoption rates, industry conditions, future financial performance (including all financial guidance), and near-term and longer-term growth and prospects. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, technologies, products and product candidates and product pipeline (including Verenium’s ability to identify, develop and commercialize new products and product candidates, either independently or with collaborators or partners, and market demand for those products and product candidates), dependence on patents and proprietary rights, protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies, the timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture or partnership agreements and licenses on a timely basis or at all, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2012 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

# # #

Contacts:

Sarah Carmody Sr. Manager, Corporate Communications 858-431-8581 sarah.carmody@verenium.com

Verenium Corporation

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Product	$11,031	$12,242	$21,247	$23,963
Contract manufacturing	2,512	2,486	4,730	2,486
Collaborative and license	1,844	969	3,196	6,477

Total revenue	15,387	15,697	29,173	32,926

Operating expenses:
Cost of product and contract manufacturing revenue	8,667	9,921	16,371	17,236
Product and contract manufacturing gross profit	4,876	4,807	9,606	9,213
Product and contract manufacturing gross margin	36%	33%	37%	35%
Research and development	5,201	3,833	10,279	6,994
Selling, general and administrative	5,288	4,313	10,051	10,228

Total operating expenses	19,156	18,067	36,701	34,458

Gain on sale of oilseed processing business	—	—	—	(31,278)

Income (loss) from operations	(3,769)	(2,370)	(7,528)	29,746

Other income and expense:
Interest and other expense, net	(1,410)	(87)	(2,781)	(1,367)
Gain (loss) on net change in fair value of derivative assets and liabilities	597	139	(330)	(567)

Total other income (expense), net	(813)	52	(3,111)	(1,934)

Net income (loss) from continuing operations before income taxes	(4,582)	(2,318)	(10,639)	27,812
Income tax benefit (provision)	—	76	—	(738)

Net income (loss) from continuing operations	(4,582)	(2,242)	(10,639)	27,074

Net loss from discontinued operations	—	(11)	—	(26)

Net income (loss) attributed to Verenium	$(4,582)	$(2,253)	$(10,639)	$27,048

Net income (loss) per share, basic	$(0.36)	$(0.18)	$(0.83)	$2.14

Net income (loss) per share, diluted	$(0.36)	$(0.18)	$(0.83)	$2.11

Shares used in computing net income (loss) per share, basic	12,784	12,618	12,784	12,614

Shares used in computing net income (loss) per share, diluted	12,784	12,618	12,784	13,073

Verenium Corporation

Condensed Consolidated Balance Sheet Data

(unaudited, in thousands)

	June 30, 2013 (unaudited)	December 31, 2012
Cash and cash equivalents	$21,737	$34,875
Restricted cash, short term	2,500	2,500
Accounts receivable, net	14,330	10,577
Inventories, net	5,252	5,311
Other current assets	1,999	3,039
Property and equipment, net	35,375	36,798
Other noncurrent assets	552	676

Total assets	$81,745	$93,776

Accounts payable and accrued expenses	$11,444	$13,266
Deferred revenue, current	616	1,929
Other current liabilities	319	428
Long term debt, at carrying value, net of current portion (face value of $25.0 million at June 30, 2013 and $25.2 million at December 31, 2012)	25,370	24,861
Long term lease financing obligation	22,846	22,020
Other long term liabilities	539	619
Stockholders’ equity	20,611	30,653

Total liabilities and stockholders’ equity	$81,745	$93,776

Verenium Corporation

Unaudited Supplemental and Non-GAAP Financial Information

(in thousands)

The following Adjusted EBITDA figures represent supplemental and non-GAAP financial information, and is derived from the Company’s condensed consolidated financial statements for the three and six months ended June 30, 2013 and 2012, as reported under GAAP. The Company believes that such supplemental and non-GAAP financial information is helpful to understand the results of operations of the business. It should not be considered, however, in isolation or as a substitute for, or superior to, the financial information presented in the Company’s consolidated financial statements. Further, the Adjusted EBITDA measure shown for the Company may not be comparable to similarly titled measures used by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Income (loss) from operations	$(3,769)	$(2,370)	$(7,528)	$29,746

Adjustments:
Depreciation and amortization	930	366	1,867	693
Non-cash share-based compensation	301	201	600	442
Gain on sale of oilseed processing business	—	—	—	(31,278)
Cash paid for rent on San Diego facility (1)	—	(109)	—	(109)

Adjusted EBITDA	$(2,538)	$(1,912)	$(5,061)	$(506)

(1)	The Company is the deemed owner (for accounting purposes) of its San Diego facility, and as such carries an asset on its books representing the total cost of the buildings and improvements, with a corresponding lease financing obligation. The assets are depreciated over the term of the lease, and cash rental payments are allocated primarily to principal and interest payments on the lease financing obligation. The Company believes that including cash rental payments as part of Adjusted EBITDA provides a more accurate representation of operating cash burn. For the three and six months ended June 30, 2013, no cash rental payments were made, pursuant to the terms of the lease agreement.